Exhibit 99.1

CONTACT:
B. Grant Yarber
President and Chief Executive Officer
Phone: (919) 645-3494
Email: gyarber@capitalbank-nc.com

FOR IMMEDIATE RELEASE

Capital Bank Corporation Increases Capital through Private Offering

RALEIGH, N.C. – March 22, 2010 – Capital Bank Corporation (Nasdaq: CBKN) announced today that it has successfully increased total regulatory capital by approximately $8.5 million through a private placement offering to qualified investors. The offering was structured in the form of Investment Units (“Units”) of $10,000 each. Each Unit consisted of a subordinated promissory note with a principal balance of $3,997 and 1,730 shares of the Company’s common stock valued at $6,003. As a result of the offering, the Company sold subordinated promissory notes (the “Notes”) with an aggregate principal amount of $3,393,368 and 1,468,770 shares of the Company’s common stock valued at $5,096,632. The Company may elect to sell additional Units in one or more subsequent closings on or prior to June 16, 2010, unless the Company elects to extend the offering, provided that the aggregate number of all Units sold does not exceed 1,500. The Company may redeem some or all of the Notes at any time beginning on March 18, 2015 at a price equal to 100% of the principal amount of the redeemed Notes plus accrued but unpaid interest to the redemption date. Proceeds from the offering will be used to provide additional regulatory capital to the Company’s banking subsidiary, Capital Bank.

Capital Bank Corporation, headquartered in Raleigh, N.C., with approximately $1.7 billion in total assets, offers a broad range of financial services. Capital Bank operates 32 banking offices in Asheville (4), Burlington (3), Cary (2), Clayton, Fayetteville (4), Graham, Hickory, Holly Springs, Mebane, Morrisville, Oxford, Pittsboro, Raleigh (5), Sanford (3), Siler City, Wake Forest and Zebulon.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our actual results for the first quarter of 2010, the management of Capital Bank Corporation’s growth, the risks associated with Capital Bank’s loan portfolio, competition within the industry, dependence on key personnel, government regulation and the risks associated with possible or completed acquisitions. Additional factors that could cause actual results to differ materially are discussed in Capital Bank Corporation’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Capital Bank Corporation does not undertake a duty to update any forward-looking statements in this press release.

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